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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

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Contact:
Lisa Varni                      Kevin Ota                       Betty Skov                      Sandra Bodmer
Storm Technology, Inc.          Blanc & Otus                    Logitech-USA                    Logitech-Switzerland
650-960-4944                    415-512-0500, ext. 258          510/713-4463                    011+41-(0)21-863-5042
Lvarni@stormtech.com            kota@bando.com                  betty_skov@logitech.com
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Storm Technology Acquires Logitech Scanner Product Line

Industry Leaders in Personal Scanning Enter Strategic Partnership to Place Storm in Top-Tier Domestic and International Market Position

Fremont, Calif. - December 18, 1997 - In a bold move that is designed to significantly increase its share of the burgeoning scanner market, Storm Technology, a leading supplier of affordable, high-quality color scanners (NASDAQ:EASY), is joining forces with Logitech (NASDAQ:LOGIY), an international market leader in control devices and imaging solutions, to create a major worldwide scanner business under Storm's leadership.

Under the terms of an agreement signed today, Storm Technology will acquire Logitech's scanner product line. The transaction is structured to encourage rapid development of the European market. In consideration, Logitech receives a 10% equity position in Storm, plus $9 million in a combination of notes and cash. In addition, Logitech may earn additional equity and cash based on its success in establishing Storm in Europe over a period of 1998.

The Storm-Logitech partnership firmly positions Storm in the top tier of the personal scanning market in the U.S., significantly extending its distribution and broadening its product line. The move also boosts Storm's presence overseas, and gives the company instant access to Europe, the world's second largest market. Storm will partner with Logitech's European sales and marketing organization of more than 100 people in 10 countries, providing access to 8,000 retail outlets. Storm and Logitech scanners will be sold under the Storm brand in North America, and under both brand names in Europe.
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Storm Technology Acquires Logitech Scanner Product Line
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"This partnership offers Storm a tremendous opportunity for innovation in the scanner market, as we combine resources and expertise," said Bill Krause, president & CEO of Storm Technology. "By expanding our offering and broadening our resources through this strategic partnership, Storm will have the critical mass necessary to develop and provide a steady stream of innovative personal scanners to more customers worldwide. We will also achieve higher economies of scale, allowing Storm to pass our cost savings through to our customers.

"There is a great deal of synergy here," Krause added. "Storm will be able to build on its strong position in the photo scanning segment and strengthen its recent entry into flatbed scanners, while offering a broad range of additional scanning choices to customers, including award-winning products such as the Logitech(R) FreeScan(TM) compact multipurpose scanner and PageScan(TM) USB scanner, the first Universal Serial Bus scanner on the market. The resulting combination of product offerings is expected to increase our market share to more than 15% of the overall personal scanner market."

"We are extremely enthusiastic about this partnership, which will allow both companies to create and deliver better, more affordable products," commented Daniel Borel, Logitech's chairman and CEO. "It will allow each of us to focus on our core competencies. For Logitech, this means we can aggressively pursue our control device business, where we hold a strong market position, and maintain our commitment to imaging solutions as an important part of the computing experience through our growing market presence in digital video.

"From a business perspective, we believe the new balance of product focus in our revised business model will result in stronger margins and more efficient use of internal engineering and marketing resources," Broad added.

Based on external research studies, Storm expects that scanner sales will reach
6.5 million units in 1997 and grow to more than 12 million by 1999.
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Storm Technology Acquires Logitech Scanner Product Line
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"As the personal scanning market heats up, this acquisition by Storm is a positive step toward increasing its presence in the scanning market," said Kristy Holch, principal of InfoTrends Research Group, Inc. "Just as Storm led the way to flatbed scanners under $100 earlier this year, the company continues to make aggressive moves in this competitive market."

About Logitech
Founded in 1981, Logitech (www.logitech.com) designs, manufactures and markets Senseware Peripherals -- products that make the interface between people and computers more intuitive and natural. Retail and OEM product offerings include pointing devices such as mice and trackballs, control devices for entertainment and professional use, and digital video cameras. Logitech maintains Silicon Valley operational headquarters in Fremont, California, and regional headquarters in Romanel, Switzerland, and Hsinchu, Taiwan, R.O.C. In addition, the company maintains offices in major cities in North America, Europe and Asia Pacific. Logitech International is traded publicly in Switzerland under the symbols LOGN and LOGZ, and in the United States on the NASDAQ (LOGIY).

Storm Technology
Storm Technology, Inc. (www.stormtech.com), a market leader in personal scanners that enable customers to input, organize, store and use digital images easily with their computer, is committed to creating a steady stream of innovative new products that offer customers the latest technology with the highest quality at the most affordable prices. Storm's personal scanners and software are licensed for inclusion with personal computers, digital cameras, scanners or color printers from leading technology providers including Adobe, Canon, Epson, Gateway, Hewlett-Packard, Intel, Kodak, Netscape and Nikon. Storm's current scanner line, which now includes EasyPhoto Reader(TM) (the #1 selling snapshot scanner), EasyPhoto SmartPage Pro(TM), EasyPhoto ImageWave(TM), FreeScan(TM), and PageScan(TM) USB, is carried at major computer retailers in the U.S., Canada and Europe. Founded in 1990, Storm is based in Mountain View, California.

                                     # # #

All trademarks contained herein are the property of their respective owners.

This press release contains forward-looking statements which involve risks and uncertainties. The Companies' actual performances could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" in Logitech's Annual Report on Form 20-F dated June 27, 1997, and Quarterly Report on Form 6-K dated August 15, 1997, and in the quarterly and annual reports of Storm Technology.